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                                                                   Exhibit 10(a)

                                   AGREEMENT


                  THIS AGREEMENT dated as of the 9th day of February, 1995 (the "Effective Date") between NAI Technologies, Inc., a New York corporation (the "Company"), and Robert A. Carlson (the "Executive").

                  WHEREAS, to induce the Executive to continue in its employ the Company desires to protect the Executive against potential adverse effects arising as a result of the Company being sold or acquired;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, the Company and the Executive agree as follows:

                  1.   Definitions.

                   (a)  "Cause"  shall  mean  fraud,  negligence,   conflict  of
          interest, willful malfeasance or willful misfeasance in office.

                   (b) "Closing" shall mean any sale of all or substantially all the assets, merger or business combination, or any share exchange or share purchase by a person or group of persons acting in concert which results in a change in ownership in excess of 50% in the record or beneficial equity ownership of the Company (other than a management-led leveraged buyout).

                   (c) "Closing Date" shall mean the earliest date on which the events constituting the Closing occur.

                   (d) "Involuntary Termination" shall mean either:

                       (i) any termination of the Executive's  employment at the
                  convenience of the Company during the Term hereof, but not including either a termination for Cause or a termination pursuant to Section l(d)(iii); or

                        (ii) any  termination of the  Executive's  employment by
                  the Executive during the Term hereof following the occurrence of any of the following:

                           (A) without the express prior written  consent of the
                  Executive, a material diminution or limitation of the Executive's position, duties or responsibilities with the Company from those in existence on the Effective Date (or, if greater, the highest permanent-assignment level in effect thereafter) or the assignment to the Executive of duties inconsistent with the position, duties, responsibilities or status of the Executive as of the Effective Date (or, if greater, the highest permanent-assignment level in effect thereafter);

                           (B) any failure by the Company to pay, or any reduction by the Company of, the base annual salary of the Executive as in effect on the Effective Date or as the same may be increased from time to time thereafter;

                           (C) the failure of the Company to provide the Executive with the opportunity to participate, on terms no less favorable than those existing on the Effective Date, in any incentive benefit, bonus or compensation, insurance, pension or other employee benefit plan of the Company in effect on the Effective Date (or plans and benefits which are, in the aggregate, no less favorable to the Executive than those the Executive enjoyed on the Effective Date) unless such failure results from the Company's termination or amendment of any such plan in response to a change in applicable statute or regulation, including any termination or amendment resulting from a materially adverse alteration of the tax treatment of any such plan to the Company or to plan participants;
                  provided, however, that Involuntary Termination shall not include any reduction in such benefit by the Company on a Company-wide basis prior to the Closing Date; or




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                           (D)  the   requirement   by  the  Company   that  the
                  Executive, without the Executive's prior written consent, be based primarily outside Long Island.

                            (iii) Involuntary Termination shall not include termination due to death or to medical disability which prevents the Executive from substantially performing his job function, or voluntary resignation of the Executive except as provided in Section 1(d)(ii).

                   (e) "Other Termination" shall mean any termination of the Executive's employment which is not an Involuntary Termination.

                   (f) "Term" shall mean the period (i) commencing on (A) the date the Board of Directors approves a sale, consolidation or merger of the Company or all or substantially all of its stock or takes formal action to effect any such potential sale, consolidation or merger or (B) the date on which any person or group of persons acting in concert takes action which results in a change in ownership in excess of 50% in the record or beneficial ownership of the Company except in connection with the establishment of or actions by an employee stock ownership plan of the Company and (ii) ending on the earlier of (A) the termination of the actions or ownership described under clause (i), (B) the Executive's sixty-fifth birthday and (C) the occurrence of a management-led buyout; provided, however, that if none of the events identified in clause (i) occurs on or prior to January 31, 1996, this Agreement shall terminate unless extended for a period of one year from the date of such extension by agreement of the parties, in which case the Effective Date shall be deemed to be the date of such extension.

                   2. Involuntary Termination. In the event of an Involuntary Termination, the following shall apply:

                  (a) The Company shall provide to the Executive any payments and benefits to which the Executive would be entitled without regard to this Agreement.

                  (b) Within thirty days following the Involuntary Termination, the Company shall pay to the Executive a payment (the "Payment") equal to the sum of (i) the number of years or portions thereof until the Executive's sixty-fifth birthday times the Executive's highest permanent annual rate of base compensation during the Term hereof and
         (ii) an amount equal to any incentive compensation to be earned by the Executive in the year in which the Term commences without regard to whether the criteria established with respect thereto are met.

                  (c) The Company shall continue to provide the Executive with life insurance, long-term disability, health and dental coverage at levels which were applicable to the Executive on the Closing Date (or, if greater, the highest levels in effect thereafter) for a period of two years following the Involuntary Termination or until the Executive obtains employment and the benefits program of the subsequent employer becomes effective, but in the cases of health and dental coverage, such coverage shall be continued for the life of the Executive and for the life of the Executive's spouse; provided, however, that the Company may, without liability hereunder, terminate or amend a plan under which such coverage was provided in response to a change in applicable statute or regulation, including any termination or amendment resulting from a materially adverse alteration of the tax treatment of any such plan to the Company or to plan participants.

                  (d) If the Company has provided the Executive with the use of an automobile on a continuous basis prior to the Involuntary Termination, the Executive shall be given the option to purchase such automobile on the terms outlined in the Company policy with respect thereto at the value in effect two years after the date of the Involuntary Termination.

                  (e) Notwithstanding any other provision to the contrary herein, the Payment shall be reduced to the extent necessary to prevent the Payment from constituting an "excess parachute payment" within the meaning of section 280G(b) of the Internal Revenue Code of 1986, as amended, if, and only if, the Board of Directors determines that such reduction will have the likely effect of increasing the after-tax benefit to the Executive. Such determination, and the determination of any reduction pursuant to this paragraph, shall be based upon the opinion of the Company's regular accounting firm.


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                   3. Other Termination.  In the event of any Other Termination, the Executive, his estate or his beneficiaries shall be entitled solely to such benefits and payments that would exist were this Agreement not in effect at the time of such Other Termination.

                  4. Nondisclosure of Confidential Information. The Executive shall not, except as may be necessary in the discharge of duties with the Company or as may be required by applicable law or regulations, disclose any confidential information, knowledge or data obtained by the Executive prior to the date of this Agreement or during the Executive's employment concerning the Company or the business of the Company so long as such information is not publicly available.

                   5. Stock Options. In the event of a Closing, all stock options held by the Executive shall become immediately exercisable on the Closing Date but otherwise governed by the terms and conditions therefor applicable to such stock options.

                  6. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement which cannot be resolved by the Executive and the Company shall, at the instance of either the Executive or the Company, be submitted to arbitration in accordance with New York law and the procedures of the American Arbitration Association. The determination of the arbitrator shall be conclusive and binding on the Company and the Executive and judgment may be entered on the arbitrator's award in any court having jurisdiction.

                  7. Legal Expenses. The Company shall pay all reasonable costs and expenses, including attorneys' fees and disbursements, of the Company and, at least monthly, the Executive in connection with any legal proceedings (in the case of the Executive any legal proceedings brought or maintained in good faith) (including, but not limited to, arbitration), whether or not instituted by the Company or the Executive, relating to the interpretation or enforcement of any provision of this Agreement. The Company shall also pay prejudgment interest on any money judgment obtained by the Executive as a result of such proceedings, calculated at a rate per annum equal to the federal short-term rate as defined in Section 1274(d) of the Internal Revenue Code of 1986, as in effect from time to time, from the date that payment should have been made to the Executive under this Agreement.

                  8. Assignability. The respective rights and obligations of the Executive and the Company under this Agreement shall inure to the benefit of and be binding upon the heirs and legal representatives of the Executive and the successors and assigns of the Company. The Executive's rights and obligations under this Agreement may not be assigned or alienated and any attempt to do so by the Executive shall be void. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company shall assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 8 shall continue to apply to each subsequent employer of the Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

                  9. Severability. If any provision of this Agreement is deemed to be invalid or unenforceable or is prohibited by the laws of the state or place where it is to be performed, this Agreement shall be considered to be divisible as to such provision and such provision shall be inoperative in such state or place and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of the Agreement, however, shall be valid and binding and of like effect as though such provision were not included.

                   10. Miscellaneous. This Agreement is to be construed and enforced in accordance with the internal substantive laws of the State of New York. The waiver of any breach of this Agreement by any party shall not be construed as a waiver of any subsequent breach by any party. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties to this Agreement.


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                  IN  WITNESS  WHEREOF,  the  Company  and  the  Executive  have executed this Agreement as of the day and year first above written.


NAI TECHNOLOGIES, INC.


By:    Richard A. Schneider                            Robert A. Carlson
   ------------------------------               -------------------------------

Title: Executive Vice President
      ----------------------------




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